Exhibit 10.1

615 West Carmel Drive, Suite 100

Carmel, Indiana 46032

August 24, 2018

Mr. Michael Brodsky

615 West Carmel Drive, Suite 100

Carmel, Indiana 46032

Dear Michael:

Reference is made to your employment offer letter dated effective August 6, 2013, as amended December 4, 2013, September 1, 2014, August 28, 2015, September 1, 2016, and August 10, 2017 with Determine, Inc. (the “Company”) whereby you serve as Chairman of the Board of the Company and as an employee in the non-executive capacity as Special Advisor to the CEO (the “Employment Agreement”). This letter hereby further amends the Employment Agreement to extend the term by an additional twelve (12) months through September 1, 2019 (the “2018 Extended Term”) as follows:

1.	Section 2 shall be amended and replaced with the following:

Cash Compensation. The Company will continue to pay you a salary at the rate of $1,250 per month ($15,000 per annum), less all appropriate state and federal taxes and withholdings, payable in accordance with the Company’s standard payroll schedule.

2.    The following provision at the end of Section 3.1 shall be amended in relevant part and continue as follows:

For your extended service for the 2018 Extended Term, you will be provided with: (i) an additional grant of stock options (the “2018 Extended Term Options”) to purchase 75,600 shares of Company’s Common Stock and (ii) an additional grant of 37,800 restricted stock units representing shares of the Company’s Common Stock (the “2018 Extended Term Units”), in each case under Company’s 2015 Equity Incentive Plan (the “EIP”). The 2018 Extended Term Options and the 2018 Extended Term Units shall be granted effective August 22, 2018 (the “2018 Grant Date”), with the 2018 Extended Term Options having an exercise price equal to the fair market value of the Company’s common stock at the close of market on the 2018 Grant Date. The 2018 Extended Term Options and the and 2018 Extended Term Units shall vest in equal monthly installments over the 2018 Extended Term, with the 2018 Extended Option Units settled on the earliest permissible trading day after such dates.

The grants of the 2018 Extended Term Options and 2018 Extended Term Units are subject to the other terms and conditions set forth in the EIP and the Company’s forms of Stock Unit Agreement and Stock Option Agreement, provided, however, the award agreements will not contain the acceleration terms applicable to the Nonemployee Director Awards set forth in Section 12.3 of the EIP.

August 24, 2018

Please indicate your agreement with these terms by countersigning below.

Very truly yours,

DETERMINE, INC.

By:	/s/ Michael Gullard
Name:	J. Michael Gullard, on behalf of the Board of Directors

I have read and accept this agreement:

/s/ Michael Brodsky
MICHAEL BRODSKY

Dated:	August 24, 2018